Exhibit 4.4

RULES OF THE INTERCONTINENTAL HOTELS GROUP

PERFORMANCE RESTRICTED SHARE PLAN

Shareholders' Approval:

9 April 2003

Directors’ Adoption:

13 April 2003

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Rules of the InterContinental Hotels Group Performance Restricted Share Plan

1	Meaning of Words Used
1.1	“Annual Salary” means basic annual salary excluding all payments additional to basic salary (for example mortgage support allowance, expatriate allowance etc.);
“Award” means a Conditional Award, an Option or a conditional award of cash under Rule 3.
“Award Date” means the date the Committee makes the determination under Rule 3.2.
“Committee” means the Board of Directors of the Company or a duly authorised committee.
“Company” means InterContinental Hotels Group PLC.
“Conditional Award” means a conditional award of Shares.
“Employee” means, except for the purposes of Rule 11, any employee or executive director or former employee or former executive director of any Group Company.
“Group Company” means:
(i)	the Company;
(ii)	a Subsidiary; or
(iii)	any other company which is associated with the Company and is so designated by the Committee.
“Lapse Date” is defined in Rule 9.4.
“Option” means a right to acquire Shares at the Option Price.
“Option Plan” means the InterContinental Hotels Group Executive Share Option Plan as amended from time to time.
“Option Price” means the amount payable for the Shares comprised in an Option, which will be £1, irrespective of the number of Shares acquired, unless the Committee decides otherwise.
“Participant” means an Employee to whom the Committee has made an Award, and includes his personal representatives where appropriate.
“Performance Condition” means the condition specified in relation to an Award.
“Performance Period” means the period specified for which the Performance Condition is to be satisfied.
“Plan” means the InterContinental Hotels Group Performance Restricted Share Plan constituted by this document as amended from time to time.
“Reconstruction or Takeover” means any takeover, merger or internal reconstruction, however effected, including a reverse takeover, partial offer, reorganisation or scheme of arrangement sanctioned by the court.

“Rules” means these rules as amended from time to time.
“STDIP” means the InterContinental Hotels Group Short Term Deferred Incentive Plan as amended from time to time.
“SIPs” means the InterContinental Hotels Group Share Incentive Plan and the Britvic Share Incentive Plan as amended from time to time.
“Shares” means ordinary shares in the Company, and includes any shares representing them following a Reconstruction or Takeover.
“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985.
“Vested Shares” means in relation to a Conditional Award, the number of Shares to be transferred to a Participant, and in relation to an Option, the number of Shares which may be acquired by a Participant on the exercise of the Option, as determined under Rule 7.1; and “Vest” shall be construed accordingly.
“Vesting Date” is defined in Rule 3.5.
1.2	References in the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and include any regulations made under them; and, unless the context otherwise requires, words in the singular include the plural (and vice versa) and words imputing either gender include both genders.
1.3	Headings may be ignored in construing the Rules.

2	Operation of the Plan
The Plan shall be operated and administered by the Company in accordance with the directions of the Committee.

3	Awards
3.1	The Committee may select any one or more Employees for participation in the Plan and grant Awards to them at any time.
3.2	When the Committee grants an Award it shall determine the terms of the Award in its absolute discretion, including:
	3.2.1	whether the Award is an Option, a Conditional Award or cash;
	3.2.2	the Performance Period;
	3.2.3	the Performance Condition;
	3.2.4	the maximum number of Shares subject to the Award;
	3.2.5	the Vesting Date;
	3.2.6	if the Award is an Option, the Option Price.
3.3	The Company shall send an award certificate to the Participant specifying the terms of the Award determined under Rule 3.2.

3.4	Subject to Rules 3.5 and 3.6, “Vesting Date” means the business day after the announcement of the Company’s results for the last financial year of the Performance Period.
3.5	The Company may decide in exceptional circumstances that the Vesting Date will be a date within seven days of the announcement of the Company’s results for the last financial year of the Performance Period.
3.6	In the event that the acquisition or disposal of Shares is not permitted by law or by any restrictions imposed pursuant to the provisions of any dealing restrictions imposed by the authorities in any relevant jurisdiction, the Vesting Date will be deferred until the ending of such restrictions unless the Company decides otherwise.

4	Individual Limits
4.1	The conditions in Rules 4.2 and 4.3 must both be satisfied.
4.2	Subject to Rules 4.5 and 4.6, an Award must not be made to an Employee if it would at the proposed Award Date cause the aggregate of the market value of Shares or the amount of cash over which Awards have been made in any financial year to exceed:
	(i)	in the case of an Employee who is a director of the Company, 3 times his Annual Salary as at the Award Date; and
	(ii)	in the case of any other Employee, 4 times his Annual Salary as at the Award Date.
4.3	Subject to Rules 4.5 and 4.6 in any financial year no Employee shall be made a Award which would at the proposed Award Date cause the aggregate of:
	(i)	20% of the market value of the Shares over which an option is granted under the Option Plan; and
	(ii)	33% of the market value of the Shares or amount of cash over which an Award is made under the Plan to exceed 130% of the Employee’s Annual Salary as at the Award Date.
4.4	For the purpose of Rule 4.3 the market value of a Share shall be calculated as follows:
(i) in respect of options granted under the Option Plan, the market value shall be the option price of the relevant Shares on the date when each option was granted; and
(ii) in respect of Awards under the Plan, the market value shall be the middle market quotation on the Business Day immediately preceding the Award Date.
4.5	The limits in this Rule 4 may be exceeded if the Directors determine that exceptional circumstances make it desirable that Awards should be granted in excess of those limits.
4.6	No account shall be taken of options under the Option Plan or Awards which have been released or have lapsed without being exercised.

5	Plan Limits
5.1	10 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.
5.2	5 per cent. 10 year limit
The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan operated by the Company.
5.3	1.5 per cent. 1 year limit
The number of Shares which may be allocated under the Plan on any day must not exceed 1.5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 12 months under the Plan, the STDIP and the Option Plan.
5.4	Exclusions
Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned are ignored when calculating the limits in this Rule 5.
The following are also ignored:
5.4.1	when calculating the limits in Rules 5.1, 5.2 and 5.3, Shares awarded as partnership shares under the SIPs; and
5.4.2	when calculating the limit in Rule 5.3, rights to Shares issued in respect of options granted in exchange for options granted under the Six Continents Executive Share Option Scheme 1985 and the Six Continents Executive Share Option Scheme 1995.
5.5	Meaning of allocate
“Allocate” means granting an option or other right to acquire unissued Shares, or if there is no such grant, the issue and allotment of Shares.

6	Ceasing to be an Employee prior to the Vesting Date
6.1	If a Participant dies before the Vesting Date, the Company will as soon as practicable determine the number of Vested Shares relating to his Awards, taking account of the proportion of the Performance Period that has elapsed, and the extent to which the Performance Condition has been satisfied. The Company will procure the transfer of the number of Vested Shares in a Conditional Award or pay cash to the Participant’s personal representatives. An Option may be exercised by the Participant’s personal representatives over the Vested Shares in the period of six months from the date of death, and will lapse if not exercised.
6.2	If a Participant’s office or employment with any Group Company terminates before the Vesting Date for any of the reasons specified in (i) to (vii) below, the number of Vested Shares relating to his Awards shall be the number determined under Rule 7 after the end of the Performance Period, reduced, if the Participant’s notice period or severance period ended before the end of the Performance Period, to reflect the proportion of the Performance Period that had elapsed on the date the Participant’s contractual notice period or severance period ended (whether or not this has been paid in lieu). The reasons are:

	(i)	ill-health, injury, disability;
	(ii)	redundancy;
	(iii)	retirement in accordance with the terms of a Participant’s contract of employment;
	(iv)	early retirement by agreement with the Participant’s employer;
	(v)	the Participant’s employing company being transferred to a person which is not a Group Company;
	(vi)	a transfer of the undertaking, or part of the undertaking, in which the Participant works to a person which is not a Group Company; or
	(vii)	any other reason determined by the Company.
The Company will procure the transfer of the Vested Shares in a Conditional Award or pay cash to the Participant on the Vesting Date. An Option may be exercised by the Participant over the Vested Shares in the period of six months from the Vesting Date, and will lapse if not exercised.
6.3	If a Participant's office or employment with any Group Company terminates before the Vesting Date for any reason not included in Rule 6.2, he shall cease to be a Participant in the Plan and shall not be eligible to receive any Shares or cash in respect of his Awards unless the Company decides otherwise within a reasonable time of the termination. If the termination is by reason of gross misconduct, he shall not be eligible to receive any Shares or cash in respect of any Awards in any circumstances.
6.4	For the purposes of Rule 6, a Participant’s office or employment with a Group Company will not be treated as having terminated until the Participant ceases to be employed by any Group Company and his contractual notice period or severance period has expired (whether or not this has been paid in lieu).
6.5	In the event of a Reconstruction or Takeover before the Vesting Date, the Company will as soon as practicable determine the number of Vested Shares or cash in relation to all Awards, taking account of the proportion of the Performance Period that has elapsed, and the degree to which the Performance Condition has been satisfied. The Company will procure the immediate transfer to each Participant of the Vested Shares in a Conditional Award or payment of the cash so determined. An Option may be exercised by the Participant over the number of Vested Shares in the period of six months from the date of the Reconstruction or Takeover, and will lapse if it has not been exercised.

7	Determination of Awards
7.1	As soon as reasonably practicable after the end of the Performance Period, there shall be calculated:
	7.1.1	the extent to which the Performance Condition specified in the invitation has been satisfied; and
	7.1.2	the number of Shares which Vest in respect of each Award, or the amount of cash to be awarded to each Participant.

7.2	In the case of an Option:
	7.2.1	the Company will notify the Participant of the number of Vested Shares; and
	7.2.2	the balance of the Option lapses forthwith.

8	Vesting of Conditional Awards
8.1	The Company shall transfer or procure the transfer of the Vested Shares or cash to each Participant on the Vesting Date, subject to Rule 10.4.
8.2	Each relevant Group Company will reimburse the Company for any costs incurred in connection with Conditional Awards to Participants who are employed by it.
8.3	The Company will notify each Participant of the number of Vested Shares transferred to him in respect of his Conditional Award and the amount of any tax and social security contributions withheld under Rule 10.4.

9	Exercise of Options
9.1	Except as otherwise provided in Rule 6, a Participant may exercise an Option to the extent that it has Vested at any time from the Vesting Date until the Lapse Date.
9.2	In order to exercise an Option, the Participant must deliver to the Company a notice of exercise in the prescribed form together with payment of the Option Price. The date on which these are received by the Company is the Option exercise date.
9.3	Subject to Rule 10.4, as soon as practicable following the Option exercise date, the Company will procure the transfer of the appropriate number of Shares to the participant.
9.4	The Lapse Date in relation to an Option is the earliest of the following dates:
9.4.1	the second anniversary of the Vesting Date;
9.4.2	subject to Rule 6, the date on which the Participant’s employment with any Group Company ends;
9.4.3	any date specified in Rule 6.

10	General
Any notice or other document given to any Employee or Participant pursuant to the Plan shall be delivered to him or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices or other documents sent by post shall be deemed to have been given 5 days following the date of posting.
10.2	The decision of the Committee in any question of interpretation of the Rules or any dispute relating to or connected with this Plan shall be final and conclusive.
10.3	The costs of introducing, operating and administering the Plan shall be borne by the Company and the relevant Group Companies.
10.4	The Company, any relevant Group Company and/or any relevant trustee may withhold any amounts or make such arrangements as are necessary to meet any liability to taxation and social security contributions in respect of the Shares or cash awarded under the Plan. The arrangements may include the sale of some or all of any Shares subject to an Award on behalf of the Participant, and the use of the proceeds to discharge the liability.

10.5	The Company shall have power from time to time to make or vary regulations for the administration and operation of the Plan provided that they are not inconsistent with these Rules.

11	Terms of Employment
11.1	For the purposes of this Rule 11, “Employee” means any Participant, any Employee (within the meaning of Rule 1) or any other person.
11.2	This Rule 11 applies:
11.2.1	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;
11.2.2	during an Employee’s employment or employment relationship; and
11.2.3	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.
11.3	Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations of an Employee are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.
11.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.
11.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.
11.6	Without prejudice to an Employee’s right to receive the Shares comprised in an Award subject to and in accordance with the express terms of the Rules and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule 11.
11.7	No Employee has any right to compensation for any loss in relation to the Plan, including:
11.7.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);
11.7.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;
11.7.3	the operation, suspension, termination or amendment of the Plan.

11.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule 11. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to receive Shares subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.
11.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.
11.10	Each of the provisions of this Rule 11 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

12	Personal Data
12.1	By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:
12.1.1	administering and maintaining Participant records;
12.1.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
12.1.3	providing information to future purchasers of the Company or the business in which the Participant works;
12.1.4	transferring information about the Participant to a country or territory outside the European Economic Area.

13	Changes to and termination of the Plan
13.1	Subject as provided in this Rule, the Committee may, in its discretion, amend the Rules or any part of the Plan as it considers appropriate. Variations may affect the terms of Awards which have already been made.
13.2	No amendment shall be made which would have the effect of abrogating or altering adversely in any material respect any of the subsisting rights of Participants in relation to Awards, except with the consent of the majority of the Participants affected by the proposed amendment.
13.3	The Committee may amend, vary or add to the provisions of the Plan as it considers necessary or desirable to take account of relevant overseas taxation, securities or exchange control laws, provided that the benefits granted to such Participants are not overall more favourable than the benefits granted to other Participants.

13.4	Except as provided in Rule 13.5, the prior approval of the Company in general meeting is required for any proposed change to the Rules to the advantage of present or future Participants which relates to:
13.4.1	the persons to or for whom Awards may be made;
13.4.2	the limitations on the number of Shares which may be allocated under the Plan;
13.4.3	the individual limits under Rule 4;
13.4.4	any rights attaching to Conditional Awards, Options, Awards or Shares;
13.4.5	the terms of this Rule 13.4.
13.5	The approval of the Company in general meeting is not required for any minor changes to the Rules which are:
13.5.1	to benefit the administration of the Plan;
13.5.2	to comply with or take account of the provisions of any proposed or existing legislation;
13.5.3	to take account of any changes to legislation; or
13.5.4	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Group Company or any present or future Participant.
13.6	No amendment shall take effect to the extent that it would cause the Plan to cease to be an “employees’ share scheme” as defined in section 743 of the Companies Act 1985.
13.7	The Committee shall have discretion to terminate the Plan at any time, without prejudice to subsisting Awards.

14	Governing Law
The Plan is governed by English law and if there is any conflict of laws, English law shall prevail. All Group Companies and Participants shall submit to the jurisdiction of the English Courts as regards any matter arising under the Plan.